Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Peter Rendall 401-847-3327 prendall@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600

KVH Industries Reports First Quarter 2014 Results

•	mini-VSAT Broadband Q1 airtime revenue up 37% year-over-year

MIDDLETOWN, RI, April 30, 2014 -- KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the first quarter ended March 31, 2014. Revenue for the first quarter of 2014 was $37.0 million, down 7% from the quarter ended March 31, 2013. A net loss for the period of $1.1 million, or $0.07 per share was reported. During the same period last year the company reported net income of $2.0 million or $0.13 per diluted share on revenues of $39.9 million.
“Our first quarter results were in line with our previous guidance and reflected continued solid growth in our mobile broadband communications business offset by the expected sharp year-over-year decline in TACNAV® sales in our guidance and stabilization business,” said Martin Kits van Heyningen, KVH’s chief executive officer. “We were pleased with the growth in our maritime VSAT airtime revenues in the first quarter which increased 37% compared to the same quarter last year. We continue to grow our multi-year subscription base both for VSAT airtime and for our media business.”
KVH’s mobile communications revenue, including KVH Media Group services, was $29.0 million for the first quarter of 2014, a 27% increase year-over-year. Combined, mini-VSAT Broadbandsm airtime and TracPhone® product revenues in the first quarter amounted to $18.8 million, up 27% compared to the same period last year. Maritime satellite TV sales decreased 9% year-over-year primarily as a result of the unseasonably cold spring that impacted the North American leisure marine market and a temporary component shortage for one of KVH’s popular TracVision® products that resulted in exiting the quarter with more backlog than normal. KVH Media Group service revenues were $3.3 million in the first quarter.
“We continue to be encouraged with the progress we are making in building our mobile broadband business,” said Mr. Kits van Heyningen. “Our mini-VSAT Broadband service continues to expand and we were pleased that an April 2014 research report from the internationally-recognized firm Euroconsult, estimated that our share of the maritime VSAT market is now 26%. This is up from 16% published in a Euroconsult report two years ago, and they estimated our market share as double that of our next closest competitor. We have also just launched a new series of TracVision satellite TV products that are compatible with the next generation of TV satellites, which will begin shipping in the second quarter. In addition, we are now live with our new IP-MobileCast™ service.”
KVH’s guidance and stabilization revenue, which relates to its fiber optic gyro (FOG) solutions, TACNAV military navigation systems, and related services, was $8.0 million in the first quarter of 2014, down 53% year-over-year. This decline was expected as KVH had recorded $6.2 million of TACNAV product revenues under the large Saudi Arabian National Guard contract in the first quarter of 2013 and none under that contract in the current quarter. During the first quarter, sales of KVH FOGs were down 16%, at $5.0 million, compared to the same period in 2013, but were up 7% sequentially.
“The decline in our guidance and stabilization revenues reflects the importance of a relatively small number of large contracts, primarily in our TACNAV business,” said Mr. Kits van Heyningen. “We continue to be optimistic about our guidance and stabilization business, and believe we will see another significant TACNAV order from a customer in the Middle East within the next few months.”
Speaking about the company’s financial results, Peter Rendall, KVH’s chief financial officer, said, “We were pleased with the overall financial performance of our mobile communications business which saw solid year-over-year growth. Service revenues reported in the first quarter, the majority of which were subscription-based, represented 51% of total revenues compared to 37% reported in the first quarter of 2013. Our mini-VSAT Broadband airtime gross profit margin of 37% in the first quarter of this year compares favorably with the 33% recorded in the same period last year, reflecting the leverage of our network infrastructure. Quarterly operating expenses were higher year-over-year and the increased expenses were mostly related to the KVH Media Group business we acquired in May last year together with incremental development costs associated with the launch of the new IP-MobileCast service offering.”
“For the second quarter of 2014, we expect revenue to be in the range of $41 million to $45 million reflecting the continued quarter-over-quarter and sequential growth from our mini-VSAT Broadband business, the launch of our new TracVision satellite TV products and a sequential increase in TACNAV sales. As a result, we expect our net income for the quarter to be in the range of $0.03 to $0.08 per diluted share compared to a net income per diluted share of $0.10 in the second quarter of 2013.”
“Planning for the remainder of 2014, we expect our mini-VSAT Broadband business to continue to show strong year-over-year growth, driven by an overall increase in our mini-VSAT Broadband customer base. We are encouraged by the visibility of some large TACNAV opportunities and are therefore comfortable with our previous full year guidance. Accordingly, our full year revenue guidance is in the range of $165 million to $185 million. We still expect to achieve a full year operating margin in the range of 4% to 6% and we are projecting that our effective tax rate for the year, excluding the effect of unforeseen discrete items, will be approximately 40%. On this basis, we expect our full year EPS to be in the range of $0.30 to $0.40 per share.”
Mr. Kits van Heyningen concluded, “We have established a strong leadership position in the maritime VSAT market, and we are taking steps to continue our momentum with our new IP-MobileCast content delivery service, which is the first globally available satellite multicast service to deliver news, sports, TV and movie entertainment to the maritime industry. Our guidance and stabilization revenues have a tendency to be lumpy, but we see very encouraging signs that we’ll win significant new contracts that would return this revenue to being a more significant part of our overall business.”
Recent Operational Highlights:

04/11/14	KVH Film Considered for Prestigious Maritime Safety Award

04/09/14	2014 FIFA World Cup™ Coverage to be Available to Merchant Maritime Customers via KVH’s Satellite Network

04/08/14	Candice Pascal Joins KVH to Manage Relationships with Content Providers

04/03/14	KVH mini-VSAT Broadband Network Increases Lead in Maritime VSAT Market Share - Euroconsult Report

03/27/14	RHL Hamburger Lloyd Tanker Selects KVH mini-VSAT Broadband to Provide Global Broadband Service for Tankers

03/20/14	KVH Adds Four New Marine Satellite TV Antenna Systems to its Award-winning TracVision Line

03/18/14	Crewtoo Social Media Site Launches Online Maritime Jobs Board

02/27/14	Crewtoo Social Media Site for Seafarers Exceeds 100,000 Members
KVH is webcasting its first quarter conference call live at 10:30 a.m. Eastern time today through the company's website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.
About KVH Industries, Inc.
KVH Industries, Inc., is a leading manufacturer of solutions that provide global high-speed Internet, television, and voice services via satellite to mobile users at sea, on land, and in the air as well as a leading provider of commercially-licensed news, sports, music, movies and training video content to commercial and leisure customers in the maritime, hotel, and retail markets. KVH is also a premier manufacturer of high-performance navigational sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. The company is headquartered in Middletown, Rhode Island, with sales offices in the United Kingdom, Denmark, Norway, Singapore, Japan, and Cyprus, as well as a subsidiary in Brazil that manages local sales.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, and our anticipated revenue growth, earnings, competitive positioning, profitability, and the likelihood and timing of product orders. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the impact of extended economic weakness and high fuel prices on the sale and use of marine vessels, particularly in Europe and Asia; potential unanticipated technical or legal impediments that could delay or impede new service rollout plans or expected strategic relationships; the need to increase sales of the TracPhone V-IP series products and related services to improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; unanticipated declines or changes in customer demand, due to competitive, economic, seasonal, and other factors, particularly with respect to the TracPhone V-IP series products; potential further declines and unpredictability in military sales, including to foreign customers; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for our defense products, including possible order cancellations; the uncertain impact of actual and potential budget cuts by government customers, including the effects of sequestration; potential reductions in our overall gross margins in the event of a shift in product mix; unanticipated increases in media costs or loss of distribution rights; and currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2014. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, Tri-Americas, CommBox, TACNAV, IP-MobileCast, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, E•Core, Crewtoo, Muzo, and the banded, dome-shaped housing of its satellite antennas. Other trademarks are the property of their respective companies.

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KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Cash, cash equivalents and marketable securities	$53,708	$55,744
Accounts receivable, net	28,173	27,549
Inventories	18,704	18,255
Deferred income taxes	3,128	3,060
Other current assets	4,726	3,784
Total current assets	108,439	108,392
Property and equipment, net	36,682	37,142
Goodwill	18,407	18,281
Intangible assets, net	14,654	14,987
Other non-current assets	4,801	5,047
Total assets	$182,983	$183,849

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$22,382	$23,329
Deferred revenue	5,735	4,858
Current portion of long-term debt	1,282	1,272
Total current liabilities	29,399	29,459
Other long-term liabilities	569	829
Long-term debt, excluding current portion	6,770	7,094
Line of credit	30,000	30,000
Stockholders' equity	116,245	116,467
Total liabilities and stockholders' equity	$182,983	$183,849

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KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2014	2013
Sales:
Product	$18,007	$25,216
Service	18,978	14,711
Net sales	36,985	39,927
Costs and expenses:
Costs of product sales	11,332	13,909
Costs of service sales	11,060	10,249
Research and development	3,667	2,950
Sales, marketing and support	7,470	6,943
General and administrative	5,150	3,374
Total costs and expenses	38,679	37,425
(Loss) income from operations	(1,694)	2,502
Interest income	210	168
Interest expense	191	76
Other income, net	107	24
(Loss) income before income tax (benefit) expense	(1,568)	2,618
Income tax (benefit) expense	(445)	655
Net (loss) income	$(1,123)	$1,963
Net (loss) income per common share:
Basic and diluted	$(0.07)	$0.13
Weighted average number of common shares outstanding:
Basic	15,313	14,989
Diluted	15,313	15,219